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                                                                   Exhibit 2.6


                            ASSET PURCHASE AGREEMENT

            AGREEMENT made as of this 16th day of September, 1998 between GEN INTERNATIONAL, INC., a Florida corporation with a principal place of business at 1000 112th N. Circle Road, St. Petersburg, Florida (the "Company"), THOMAS HEIMANN, residing at 17940 Gulf Boulevard, Apt. 11D, Redington Shores, Florida (the "Shareholder"), and SAGE NETWORKS ACQUISITION CORP., a Delaware corporation having an office at 215 First Street, Cambridge, Massachusetts 02142 ("Buyer").

                              W I T N E S S E T H :

            WHEREAS, the Company desires to sell and the Buyer desires to purchase on the date hereof (the "Closing Date") the Internet Web hosting business of the Company as a going concern (the "Business") consisting of the Purchased Assets (hereinafter defined), and the Assumed Liabilities (as hereinafter defined), for a purchase price determined as set forth in Exhibit A (the "Purchase Price") and for the assumption of the Assumed Liabilities (hereinafter defined); and

            WHEREAS, the Company has from time to time conducted certain operations or administrative functions of the Business through Global Entrepreneurs Network, Inc. ("Global"), Gen Network Operations Centers, Inc. ("Network") and International Management Agency, Inc. ("IMA"); and

            WHEREAS, the Shareholder joins in the execution of this Agreement as the controlling shareholder of Virtual Ventures, Ltd. ("Virtual"), the majority shareholder of the Company, as well as a director and officer of the Company, and is familiar with the material aspects of operations of the business of the Company, including, without limitation, the Business.

            WHEREAS, Global and the Buyers are concurrently with the execution of this Agreement, entering into an Asset Purchase Agreement (the "Global Agreement") whereby (i) Buyer agrees to purchase and Global agrees to sell to Buyer all of the equipment presently leased or owned by Global and used in the Business and (ii) Global agrees to transfer, sell and assign to Buyer all of its rights, title and interest to the assets sold by Global to the Company under an Agreement of Sale dated June 9, 1997 (the "Agreement of Sale"), all of which is conditioned upon the issuance of an Order of a Court of Bankruptcy affirming the sale and status of Buyers as provided hereinafter;

            NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:
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                                    ARTICLE I

                                AGREEMENT TO SELL

            Section 1. Purchase and Sale. Subject to the terms and conditions of this Agreement, the Company hereby sells, assigns and transfers to the Buyer and the Buyer hereby purchases and acquires from the Company, all of the right, title and interest of the Company in and to the Purchased Assets (as hereinafter defined) for the Purchase Price set forth herein.

            Section 2. Intentionally Deleted

            Section 3. Payment of the Purchase Price. The Purchase Price ($455,000) shall be paid as follows:

            (A) Downpayment. At the Closing, $150,000 of the Purchase Price (the "Downpayment") will be paid by Buyer to Seller.

            (B) Balance. The balance of the Purchase Price ($305,000) shall be placed into escrow by the Buyer at the Closing and held by the Escrow Agent listed on Exhibit A pursuant to the terms of an Escrow Agreement to be entered into between the parties at the Closing ("Purchase Price Escrow Agreement"). . The Purchase Price Escrow Agreement, among other things, shall provide that the entire escrow amount, except for the amount that will continue to be held in escrow pursuant to Paragraph (E) of Section 2 of Article III, shall be released from escrow and paid to the Company within five business days after the receipt by the Buyer and Escrow Agent of a final nonappealable Order issued by the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Court"), in form and substance satisfactory to Buyer and its counsel that the Court, among other things, has approved the sale by Global to the Buyer of the equipment presently owned by Global and/or covered by the Equipment Leases and the transfer, sale and assignment by Global to the Buyer of its rights, title and interest against the Company on account of the sale of certain assets to the Company pursuant to the Agreement of Sale, as provided in the Global Agreement (the "Bankruptcy Order").

            Section 4. Reallocation of Purchase Price; Termination.

            A. In the event the Bankruptcy Court overseeing the Global bankruptcy indicates that it will not issue the Bankruptcy Order referred to in
Section 3, Paragraph (B) above, Buyer, in its sole discretion, may, but shall not be obligated to, reallocate all or a portion of the balance of the Purchase Price then held in escrow to the assets being acquired under the Global Agreement, based upon the total amount of the allowed claims of the creditors in the Global bankruptcy case in order to obtain an Order from the Bankruptcy Court approving the Global Agreement, in form and substance satisfactory to Buyer and its counsel. In such event, the Purchase Price Escrow Agreement shall require the Escrow Agent to make such payments to the creditors of Global or


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the Court, as directed in writing by Buyer. Notwithstanding any other provision of this Agreement, unless and until a final, nonappealable order is entered by the Bankruptcy Court meeting the requirements of Section 5 of the Global Agreement, neither the Seller nor Global, nor the Global bankrupt estate, nor any third party, shall have any interest in the amount being held by the Escrow Agent under the Purchase Price Escrow Agreement.

            B. In the event the Bankruptcy Court overseeing the Global bankruptcy indicates that it will not issue the Bankruptcy Order referred to in
Section 3, Paragraph (B) above, or if no such order is issued by December 31, 1998, and if Buyer elects not to reallocate the Purchase Price pursuant to Paragraph A. of this Section 4 of Article I, then the parties agree that this Agreement shall be null and void and the Purchase Price Escrow Agreement shall require the Escrow Agent to return the entire amount being held in escrow to the Buyer.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Section 1. Representations of the Company and the Shareholder. The following agreements, representations and warranties are made by the Company and the Shareholder, jointly and severally, to the Buyer.

            (A) Corporate Matters; No Conflict. The Company, Global, Network and IMA (collectively, the "GEN Companies"), each is duly formed, organized, incorporated, is validly existing and in good standing under the laws of its state of incorporation as set forth in Exhibit A, maintains offices only at the sites listed on Exhibit A and has no other operations other than from those sites, is qualified or authorized to transact business and is in good standing in each other jurisdiction in which it is doing business, except where failure to be qualified or be in good standing would not have a material adverse effect on the Business, and the Company has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and by the Shareholder will not (i) conflict with or violate the provisions of any applicable law (including, without limitation, any bulk sales laws), rule or order or the respective Articles or Certificate of Incorporation, by-laws or any other organizational or governing documents of the GEN Companies, (ii) conflict with or constitute a default under any agreement or contract by which any of the GEN Companies, Virtual or the Shareholder is bound or (iii) require the consent or approval of, or filing with, any governmental body or third party except as set forth on Exhibit C-5. The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by all requisite corporate action on the part of the Company, and the authorized officers of the Company named on Exhibit A are jointly and severally authorized and empowered by the Company to execute and deliver this Agreement in the name and on behalf of the Company. Virtual owns the number of shares of such stock set forth opposite its name on Exhibit A. Also set forth on Exhibit A is the total number and type of authorized shares and


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outstanding shares of capital stock of the Company. Set forth on Exhibit B is a list of officers and directors of the Company, all trade names used by the Company and all jurisdictions in which the Company is doing business.

            (B) Purchased Assets. (i) All vendor and customer contracts, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company or any of the GEN Companies is a party and which relate in any manner to the Business and/or the relationship between the Company or any of the GEN Companies and the Customers (hereinafter defined), whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company has delivered to Buyer, on or before the Closing Date, true and correct copies of all written Business Agreements and detailed summaries of all oral agreements. Attached hereto as Exhibit C-1 are true and correct copies of the only forms of agreements which have been entered into between any of the Companies and its customers concerning the Business. Contained on a computer diskette provided by the Company to Buyer is a true and complete copy of the Company's customer list as of the Closing Date relating to the Business which includes, in the case of each customer, the name of the customer, its billing and E-mail addresses, the name of a contact person, with a designation of which form of agreement each customer has entered into. Annexed as Exhibit C-2 is a detailed summary of all oral Business Agreements, as well as all written Business Agreements between the Company and vendors or service providers, or which relate to any strategic partnerships or joint ventures between any of the Companies and others, concerning the Business, including a schedule of all reselling agreements entered into by the Company and in existence as of the Closing Date. Listed on Exhibit C-3 is a description of each and every real estate, equipment and personal property lease to which the Company is a party and which relates to the Business. The Leases are also included within the definition of Business Agreements as said term is used herein. Neither the Company nor any other party, is in default under any Business Agreement and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on Exhibit C-4. Each Business Agreement is in full force and effect and the Company has the right to assign the Business Agreements and the Company has obtained all required consents to the assignment and transfer thereof, except as set forth on Exhibit C-5. The Company is not the owner or lessee of any motor vehicles which are used in the Business. None of the GEN Companies own or lease any interest in any real property, or lease any equipment used in the Business, except as expressly stated on Exhibit C-3.

                  (ii) All of the tangible assets of the GEN Companies used in the Business, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, business machines, telephones and telephone systems, parts and accessories, telephone numbers, facsimile numbers, e-mail addresses, Internet domain addresses presently utilized by the GEN Companies in the Business and all Internet domain addresses of customers of the Company which are presently "parked" or located on the Company's servers, shall be referred to herein collectively as the "Tangible Assets". There are no assets used in the Business which are owned by any of the following subsidiaries of the Company: Gen Europe, Inc.; Gen Events, Inc.; Gen Networks Center, Inc.; Gen Service Center, Inc.; or IMA. Attached hereto as Exhibit E is a true and correct list or description of the material


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Tangible Assets. As of the Closing Date, each of the Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

                  (iii) All patents, trademarks, trade names, service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, all Web sites, and all computer programs, data bases and software documentation owned or used by any of the GEN Companies in the Business, other than off-the-shelf software licensed by any of the GEN Companies, shall be referred to herein collectively as the "Intellectual Property". Attached hereto as Exhibit F is a true and correct copy of all of the Intellectual Property. Such exhibit also indicates which of such items have been patented or registered or are in the process of application for same. The Company has taken all necessary and reasonable actions to protect its rights in Intellectual Property owned by it and to the knowledge of the Company, is not infringing on the rights of any third parties to Intellectual Property used, but not owned by, the Company. Included among the Intellectual Property, among other things, are all trade names utilized by the Company in the Business, including those trade names listed on Exhibit B. Also attached to Exhibit F is a true and complete list of all software licensed by the Company and used in operating and maintaining the Business (collectively, the "Licensed Software"). The Company has valid, royalty free and fully-paid licenses for all of the Licensed Software. On the Closing Date, the Company will deliver to Buyer written proof in form and substance satisfactory to Buyer and its counsel that the Company will no longer do business under any of the trade names listed on Exhibit B and further, within five (5) days from the Closing, Company will cause to be filed in all applicable governmental or quasi-governmental offices, any required instruments to terminate any previously filed assumed name or similar certificates regarding such trade names. Promptly after such filing, the Company will deliver proof of said filing to Buyer.

                  (iv) The Company will deliver at the Closing a diskette containing a true and complete schedule of the Company's customer list as of the Closing Date relating to the Business which includes, in the case of each customer, the name of the customer, its billing and E-mail addresses, the identity of a contact person, and the type of contract applicable to the customer (the "Customer List"). All customers of the Company relating to the Business, including without limitation, those customers included on the Customer List, shall be referred to herein as the "Customers".

                  (v) As used herein, the term "Purchased Assets" shall be defined as all classes of assets of the Company as shown on the Company's certified financial statement as of December 31, 1997 (annexed as Exhibit H) including, without limitation, the Business Agreements, the Tangible Assets, the Intellectual Property, the Customer List, the Customers, the good will and business opportunities of the Company as it relates to the Business, the Software Licenses and all other assets of the Company used in connection with the operation of the Business, wherever located, tangible or intangible, including without limitation, all rights the Company may have under any insurance policies relating to the Purchased Assets, together with all books, records and files (whether in paper or electronic format) concerning any of the above assets, excluding, however, Excluded Assets (as defined below) The Purchased Assets are not subject to (i) any lien or encumbrance of any character whatsoever except as set forth on Exhibit


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M or (ii) any adverse claims by any third parties. At the Closing upon consummation of the transactions contemplated by this Agreement, subject to the Court approval referred to in Section 3 (B) of Article I hereof, Buyer will receive good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances of any character whatsoever. The Purchased Assets include all rights, properties, interests and assets used by Company and/or necessary to permit Buyer to carry on the Business as presently conducted by the Company except for Excluded Assets.

                  (vi) The Company and the Shareholder reasonably expect that the business represented by the Business Agreements will continue after the date hereof. Neither the Company nor the Shareholder has any knowledge that any customers included on the Customer List, other than those listed on Exhibit G-1, intend to terminate or reduce the amount of business they presently do with the Company, and they have no knowledge of any state of facts which would lead them to believe that any of the customers included on the Customer List will terminate their relationship with the Company or significantly reduce the amount of business they presently do with the Company.

                  (vii) Excluded Assets. The Company is not selling and Purchaser is not buying or acquiring hereunder the following items ("Excluded Assets") which are not included in the defined term "Purchased Assets": (a) All cash and cash equivalents; (b) the Company's corporate minute and stock books, tax returns and other records having to do solely with the Company's organization and/or capitalization; (c) all outstanding billed receivables of the Company including inter Company receivables; (d) any rights to any of the Company's claims for any federal, state or local tax refunds; (e) any rights which accrue or will accrue to the Company under this Agreement or the transactions contemplated hereby; (f) all claims held or asserted by the Company against third parties, as described on Exhibit L; (g) all office computers other than computers used by technical support personnel of the Company used in the Business; (h) the real estate lease listed in Schedule C-3 and the security deposit related thereto; (i) all office furniture and furnishings; (j) all employee advances ; (k) all investments of the Company listed on Exhibit L; and
(l) all assets, if any, listed on Exhibit L hereto.

            (C) Financial Statements. The Company has delivered to the Buyer copies of the Company's unaudited financial statements for the seven months ended December 31, 1997, and for the eight month period beginning January 1, 1998 and ended August 31, 1998. The Company has also delivered to Buyer the following unaudited financial statements for subsidiaries and a related a related company: Global Entrepreneurs Networks, Inc. ("Global") for the years ended December 31, 1995, 1996, and 1997 and for the five months ended May 31, 1998; Network for the nine months ended September 30, 1998; GEN '98 for the six months ended June 30, 1998 (being Global's operations since Global filed under the Bankruptcy Act); and International Management Agency, Inc. for the six months ended June 30, 1998. Attached hereto as Exhibit H are the foregoing financial statements all of which reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company with respect to the Business. All financial statements referred to herein are complete and correct in all material respects, present fairly the financial condition and results of operations of the Company as at the dates of


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such statements and have been prepared in accordance with generally accepted accounting principles. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. The Company has no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not fully accrued or reserved against in the Company's financial statements in accordance with generally accepted accounting principles. Except as set forth on Exhibit I the Company has no bad debts as of the Closing Date. Since the last day of the Company's last fiscal year, the Company has conducted the Business only in the ordinary and usual course and has not experienced any material adverse change in the Business or the financial condition of the Company. Since August 31, 1998, the Company has had no loss in net monthly recurring revenue from the Business. Between August 31, 1998 and the Closing Date, the Company and the Shareholders warrant and represent that they have not withdrawn, expended or applied any cash or other assets of the Company, except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company, and that during such period, no amounts have been paid to the Shareholder except for salaries of $ 1,000.

            (D) Assumed Liabilities. The Buyer shall not be liable for and is not assuming any liabilities of the Company whatsoever, whether related or unrelated to the Purchased Assets, or whether arising under the Business Agreements or otherwise, unless specifically listed on Exhibit J hereto (the "Assumed Liabilities"). The Company and the Shareholder understand and agree that the Buyer is not assuming any liabilities of the Shareholder, Virtual, Global, Network, IMA or any other shareholder of Global, Network or IMA except as specifically indicated herein. The Company has no outstanding loans of any kind other than as set forth on Exhibit J and none of the Company's obligations have been guaranteed by any other person or entity.

            (E) Existing Employment Arrangements. Except as set forth on Exhibit K the Company has no employment agreements, labor or collective bargaining agreements or employee benefit or welfare plans. All vacation pay, if any, due to employees of the Company has been fully paid by the Company. No employees of the Company are entitled to any sick pay. The Company has no retirement plans. There are no pending or, to the knowledge of the Company, threatened strikes, job actions or other labor disputes affecting the Company or its employees and there have been no such disputes for the past three years. Also set forth on Exhibit K is a true and complete list of all employees of the Company employed in connection with the Business, which list provides, among other things, the name, residence address, title, job description and salary information concerning each employee.

            (F) Claims, Litigation, Disclosure. There is no claim, litigation, tax audit, proceeding or investigation pending or, to the Company's or the Shareholder's knowledge, threatened against any of the GEN Companies, Virtual, the Shareholder or any other shareholder of the Company, with respect to the Business or any of the Purchased Assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor does the Company nor the Shareholder know of any facts which would


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provide a basis for any such claim, litigation, audit, proceeding or investigation.

            (G) Taxes. Except as specifically set forth on Exhibit I (the "Tax Liabilities"), the Company has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports, and paid all such taxes as and when due. For purposes of this paragraph, taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, franchise, sales, use and withholding taxes). On or before the Closing, the Company shall pay off and satisfy any of the Tax Liabilities which are then due and payable or payable with respect to the Purchased Assets for the period ending on the Closing Date whether or not then due, and provide Buyer with evidence thereof in form satisfactory to Buyer and its counsel. The Company is not a party to any tax sharing agreement.

            (H) No Other Agreements to Sell Assets or Business. Neither the Company, Virtual, the Shareholder nor any of the other Shareholders of the Company are parties to any existing agreement which obligates the Company, Virtual, the Shareholder or the other shareholders of the Company to sell to any other person or firm the Purchased Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

            (I) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Company or the Shareholder have made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company and/or the Shareholder are responsible to pay a finder's fee, brokerage commission or similar payment to is the party or parties listed in item 6 on Exhibit A, if any, and the Buyer shall be solely responsible for the payment of same.

            (J) Environmental Compliance. (i) Neither the Company nor any operator of the Company's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws").

                  (ii) Neither the Company nor the Shareholder has received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.


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                  (iii) (A) No portion of the property of the Company has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed as a Site on Exhibit A; (C) in the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

                  (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of the Company.

            For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. Sec. 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. Sec. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Sec. 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

            (K) Year 2000. All information technology included in the Purchased Assets including, without limitation, in all products and services (i) provided by the Business, whether to third parties or for internal use or (ii) to the best of the Company's knowledge after reasonable investigation, used in combination with any information technology of its clients, customers, suppliers or vendors, accurately processes or will process date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. The Purchased Assets do not include any obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.

            (L) Licenses and Compliance with Laws. The Company holds no material governmental or regulatory licenses, permits, consents or approvals in connection with the


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

Business, and the Company is in compliance with all material laws and regulations applicable to the Business.

            (M) True and Complete. No representation or warranty made by Company or the Shareholder in this Agreement, nor any statement, certificate or exhibit furnished by or on behalf of Company pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor the Shareholder has failed to disclose to Buyer any pending developments or circumstances of which either of them are aware which are reasonably likely to have a material adverse effect on the Company or the Business.

            Section 2. Representations of the Buyer. Buyer represents and warrants to the Company and the Shareholder as follows.

            (A) Corporate Matters; No Conflict. Buyer is a wholly owned subsidiary of Sage Networks, Inc. ("Parent"). Each of the Buyer and Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of Buyer or Parent, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (and thereby) by the Buyer and Parent, respectively, will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Buyer's or the Parent's respective Certificate of Incorporation or by-laws,
(b) conflict with or constitute a default under any agreement or contract by which the Buyer or Parent is bound or (c) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Buyer of this Agreement has been authorized and approved by all requisite corporate action on the part of the Buyer.

            (B) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Buyer or Parent has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Buyer and/or the Parent is responsible to pay a finder's fee, brokerage commission or similar payment to is the party listed in item 7 on Exhibit A, if any, and the Buyer shall be solely responsible for the payment of same.

                                   ARTICLE III

              CERTAIN COVENANTS OF THE COMPANY AND THE SHAREHOLDER

            Section 1. Non-competition; non-solicitation.

            (A) For a period commencing on the Closing Date and ending on the second

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anniversary of the Closing Date, neither the Company nor the Shareholder shall engage in any capacity in an Internet Web hosting business which is similar to or in competition with the Business and is located or does business in any state in the United States or in any other part of the World.

            (B) The Company and the Shareholder understand that pursuant to this Agreement they have received confidential and proprietary information of Buyer, Parent and their respective affiliates, including, without limitation, customer lists and other trade secrets. Neither the Company nor the Shareholder, nor any of the Company's officers, directors, employees, agents or contractors who received or learned of such confidential and proprietary information shall at any time, either before or after the Closing Date, disclose to any third party any such confidential or proprietary information of Buyer or make use of any of such information except in evaluating whether to enter into this Agreement. In connection with such evaluation, the Company and the Shareholder may disclose such proprietary information to their legal and financial consultants on a need to know basis on the condition that those consultants are similarly prohibited from further disclosing such information as provided herein.

            (C) For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither the Company, nor the Shareholder, unless acting with the express written consent of the Buyer or Parent, will, directly or indirectly, interfere with, solicit or endeavor to entice away:

                  (i) any person who was an employee, subcontractor or
            consultant of the Company, the Buyer, the Parent or any of their affiliates during the twelve months immediately preceding the date of such solicitation, interference or endeavor,

                  (ii) with respect to any Internet Web hosting business similar to or in competition with the Business in which the Company, Buyer, Parent, or any of their affiliates is or has been engaged after the date of this Agreement, any person or entity who was a customer or client of the Company or of the Buyer or of the Parent, or any person or entity who requested or received a proposal from Buyer, Parent or the Company.

The Company and the Shareholder, and each of them, expressly acknowledges, understands and agrees (i) that remedies at law for any breach of this Article III, Section 1 will be inadequate, (ii) that the damages resulting from such breach are not readily susceptible to measurement in monetary terms and (iii) that Buyer and/or Parent shall be entitled to immediate injunctive relief and may obtain temporary and permanent orders restraining any threatened or further breach of this Article III, Section 1 by the Company and/or the Shareholder. The Company and the Shareholder have been advised by their respective counsel with respect to the meaning and effect of this Article III, Section 1.

            Section 2. Survival of Representations and Warranties; Indemnification.

            (A) The representations and warranties of the parties herein contained shall survive the closing of the purchase contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with
Article III, Section 2 below with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date twenty-four (24) months following the Closing Date (except in the case of representations contained in Paragraphs (B)(v), (G), (I) and (J) of Article II,
Section 1 hereof, which must be made within six (6) months following the expiration of the applicable statute of limitations).

            (B) The Company and the Shareholder, jointly and severally, hereby agree to indemnify and hold Buyer, Parent, and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Company and/or the Shareholder in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by the Company and/or the Shareholder, unless waived in writing by the Buyer, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, including without limitation, the Employment Agreements (hereafter defined), (iii) the Business conducted by the Company prior to the Closing Date and any actions or events associated therewith, (iv) any and all liabilities of the Company, other than the Assumed Liabilities, and (v) any failure by Virtual, the Shareholder or the Company to comply with any provisions of the bulk sales or similar laws of any jurisdiction which are applicable to this Agreement or the transactions contemplated hereby.

            (C) Buyer hereby agrees to indemnify and hold the Company and the Shareholder harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Buyer in this Agreement, (ii) any breach in any material respect by Buyer, unless waived in writing by the Company, of any covenant or agreement of Buyer contained in or arising out of this Agreement, or (iii) the Business as conducted by Buyer, after the Closing Date.

            (D) Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section 2, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party after acknowledgment in writing to the Indemnified Party of its liability and obligation to indemnify hereunder, shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnified Party, which will not be unreasonably withheld or delayed. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Paragraphs (B) and (C) of Article III, Section 2 hereof, however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

            (E) Pursuant to the Purchase Price Escrow Agreement, upon receipt by the Escrow Agent thereunder of the Bankruptcy Order, $70,000 from the Escrowed Amount held thereunder (the "Indemnity Escrowed Amount") will be paid over and held by the escrow agent listed on Exhibit A (the "Escrow Agent") in accordance with the terms of an escrow agreement to be entered into between the parties (the "Indemnity Escrow Agreement") on or prior to the Closing Date. The Indemnity Escrowed Amount will be held in escrow by the Escrow Agent as security for any indemnification obligation of the Company and/or the Shareholder to Buyer pursuant to the terms of Article III, Section 2, Paragraph (B) of this Agreement. Indemnity claims by Buyer pursuant to said Paragraph (B) shall be satisfied first by the reduction of the Indemnity Escrowed Amount until the termination of the Indemnity Escrow Agreement and thereafter by the Company and/or the Shareholder. The Indemnity Escrowed Amount does not constitute a limit on the liability of the Company or the Shareholders to Buyer hereunder, it being understood and agreed that the Company and the Shareholder shall, subject to the limitation provided for in Section 2, Paragraph (B) hereof, remain liable to satisfy the amount of such claims which exceed the Indemnity Escrowed Amount. Among other things, the Indemnity Escrow Agreement will provide that on the first anniversary hereof, the Escrow Agent shall pay to the Company or its designee such amount of the Indemnity Escrowed Amount then remaining, if any, as has not previously been applied pursuant to the terms of said Escrow Agreement, unless an indemnification claim by Buyer against the Company and/or the Shareholder is then pending.

                                   ARTICLE IV

                        CLOSING AND DELIVERIES AT CLOSING

            Section 1. Closing. The closing of the purchase and sale of the transaction contemplated herein shall take place on September 16, 1998 (the "Closing"), at the offices of McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P., Buyer's Counsel, located at 11 Martine Avenue, 12th Floor, White Plains, NY 10606 at 10:00 a.m. or as otherwise mutually agreed upon by the parties. The deliveries described in Section 2 and 3 of this Article IV will take place at the Closing.

            Section 2. Deliveries by the Company and the Shareholder. On the Closing Date, the Company and the Shareholder will deliver, or cause to be delivered, to the Buyer the following:

            (A) Such instruments of transfer or conveyance executed by the Company, and the Shareholder where applicable, as Buyer may reasonably request in order to convey and transfer to Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, encumbrances and other charges, including, without limitation, a Bill of Sale.

            (B) Physical delivery of all Tangible Assets by making them available at the Sites listed on Exhibit A, together with any and all warranties, manuals, instructions, and other literature in the possession of the Company or the Shareholder relating to the ownership or operation of the Tangible Assets. In addition, such notices to telephone companies and others required to transfer the Company's telephone and facsimile numbers, e-mail addresses and domain addresses, used or located in the Business to Buyer and physical delivery of all books, files and records concerning the Purchased Assets.

            (C) Physical delivery of all original or certified copies of documentation concerning the Intellectual Property, including, without limitation, registrations and applications of any patents, trademarks or service marks, original artwork, data bases, computer programs and software.

            (D) The following corporate documentation:

                  (i) The Company's Articles or Certificate of Incorporation
            certified as of a date within thirty (30) days prior to the Closing Date by the Secretary of State of the state of the Company's organization;

                  (ii) Good Standing Certificates as of date within thirty (30)
            days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business;

                  (iii) The Company's By-Laws certified as of the Closing Date by the President or Secretary of the Company as being in full force and effect and unmodified; and

                  (iv) Corporate Resolutions of the Company's Board of Directors
            and the shareholders of the Company (if required by the Company's By-Law's or applicable law), approving this Agreement and all the transactions contemplated hereby, certified by the President or Secretary of the Company as being in full force and effect and unmodified.

            (E) The legal opinions of counsel to the Company and the Shareholder, in a form acceptable to Buyer and its counsel.

            (F) Evidence in form satisfactory to Buyer and its counsel that the Tax Liabilities, if any, have been paid off and satisfied.

            (G) The Purchase Price Escrow Agreement and the Indemnity Escrow Agreement duly executed by the Company.

            (H) Copies of written proof in form and substance satisfactory to Buyer and its counsel that the Company will no longer do business under any of the trade names listed on Exhibit B as required pursuant to Article I, Section 2, Paragraph (B) (iii) hereof.

            (I) The Company and the Shareholder shall use their reasonable best efforts to deliver a Non-Competition, Non-Disclosure and Intellectual Property Agreement in a form to be provided by Buyer prior to the Closing, executed by each employee of the Company who will be employed by Buyer or its affiliate after the Closing.

            (J) Notices of termination of all employees of the Company employed in connection with Business satisfactory to Buyer, which notices will be delivered to the employees concurrently with the Closing.

            (K) Consulting Agreement between Parent and Thomas Heimann (the "Consulting Agreement"), executed by him

            (L) Quitclaim conveyances executed by Network and IMA conveying to Buyer any right, title and interest any of them may have in and to the Purchased Assets in form and substance satisfactory to Buyer and its counsel.

            (M) A Subscription Agreement duly executed by Thomas Heimann and Pamela Karasy covering the issuance to them of 25,000 shares of common stock of Parent (the "Common Stock") pursuant to the Consulting Agreement (the "Subscription Agreement"), in the form to be provided by Parent.

            (N) A Right of First Refusal Agreement duly executed by Thomas Heimann and Pamela Karasy relating to the Common Stock (the "Right of First Refusal Agreement"), in the form to be provided by Parent.

            (O) Consent to a press release in form satisfactory to the Company and Buyer relating to this Agreement and the transactions contemplated hereby.

            (P) Such notice or notices as Buyer may reasonably request in order to notify the customers included on the Customer List that the Business has been sold to Buyer.

            Section 3. Deliveries by the Buyer.

            On the Closing Date, the Buyer will deliver, or cause to be delivered, to the Company and the Shareholders the following:

            (A) The Down Payment, by certified or official bank check payable to the order of the Company, or by wire transfer of federal funds to the account of the Company, as the Company and Shareholder shall direct in writing on or before the Closing Date.

            (B) Such instruments of assignment and assumption executed by the Buyer, as the parties hereto reasonably may determine necessary to effectuate the assignment to the Buyer of the Business Agreements and the assumption by Buyer of the Assumed Liabilities.

            (C) The Purchase Price Escrow Agreement and the Indemnity Escrow Agreement duly executed by the Buyer and the Escrow Agent.

            (D) The Consulting Agreement executed by Parent.

            (E) Resolution of the Board of Directors of Buyer, authorizing the execution of this Agreement and the transactions contemplated hereby.

            (F) The Subscription Agreement executed by Parent.

            (G) The Right of First Refusal Agreement executed by Parent.

            (H) A certificate issued by Parent to Thoman Heimann and Pamela Karasy representing the shares of Common Stock agreed to be delivered pursuant to the Consulting Agreement, which certificate shall be properly legended to reflect that the Common Stock represented thereby has not been registered under the Securities Act of 1933 as amended, and is subject to the terms of the Right of First Refusal Agreement.

            (I) Consent to a press release in form satisfactory to the Company and Buyer relating to this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                          OBLIGATIONS FOLLOWING CLOSING

            Section 1. Further Cooperation. The Company and the Shareholder will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Buyer,

Parent or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets pursuant to this Agreement.

            Section 2. Transition Assistance and Adjustments.

            (A) The Company shall reasonably cooperate and provide assistance to the Buyer as shall be reasonably appropriate during the transition of the Business and the Purchased Assets from the Company to the Buyer, or its successors and/or assigns, after the Closing Date. All assistance shall be made promptly when available after any request by Buyer. Buyer shall only reimburse the Company for reasonable out-of-pocket expenses incurred in rendering such assistance, but not for any time of any personnel.

            (B) Buyer and its successors and/or assigns shall have the right at any time and from time to time upon reasonable notice and during normal business hours to examine and make copies of all corporate books, records and other documents of the Company relating to the Business and generated prior to the Closing Date, which documents will be maintained by the Company and the Shareholder for a period of five (5) years after the Closing Date. The Company and Shareholder shall reasonably cooperate and provide assistance in connection with the preparation or revisions to and audits of the financial statements of the Company conducted by Buyer after the Closing, including, without limitation, making Company's internal accounting and auditing personnel, as well as its external accounting personnel, available to Buyer, its affiliate and/or its auditors upon request.

            (C) The Company and the Shareholder will reasonably cooperate with Buyer in notifying the customers included on the Customer List that the Business has been sold to Buyer, including, without limitation, executing any additional notices which Buyer may reasonably request. Neither the Company nor the Shareholder will, directly or indirectly, take any action which is designed or intended to have the effect of discouraging customers, suppliers or vendors and other business associates of the Business, from maintaining the same business relationships with Buyer or its successors and/or assigns after the Closing Date as were maintained with the Company and/or the Shareholder with respect to the Business prior to the Closing Date.

            (D) The Buyer and/or its Parent shall have the right to use the Company's existing facility at the Site listed on Exhibit C-3, for a period from the Closing Date up to October 31, 1998, to operate and maintain the Business. Buyer shall reimburse the Company, within 10 days of the receipt by Buyer of an appropriate invoice, in an amount equal to the rent and additional operating expenses paid by the Company for said facility during the period of such use which the parties acknowledge to be approximately $21,000; consisting of $9,000 in rent, $9,000 in connectivity charges and $3,000 in electric charges. Additionally, the Buyer or its Parent shall be billed by the Company for any direct telephone charges allocable to Buyer's or Parent's use of telephones at the site during said period of use as well as any unforeseen reasonable operating expenses approved by Buyer.

            (E) Following the Closing, the Company and the Shareholder or any affiliate of the Company (as defined under federal securities laws), shall not use the name "GEN International" or any confusingly similar name to said trade name in any trade or business, other than as an employee of Buyer or an affiliate of Buyer.

                                   ARTICLE VI

                                  MISCELLANEOUS

            Section 1. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of New York in the Counties of New York and/or Westchester and the federal courts located therein with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Company and/or the Shareholder, on the one hand, and the Buyer and/or Parent, on the other hand, and any transactions contemplated thereby.

            Section 2. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

            Section 3. Confidentiality. The Company and the Shareholder, on the one hand, and the Buyer, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or by order of a court of competent jurisdiction.

            Section 4. Entire Agreement; Amendments. This Agreement supersedes any prior discussions and agreements relating to the subject matter hereof between the Buyer, Parent, the Company and the Shareholders, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

            Section 5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

            Section 6. Benefit; Assignment. This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Buyer may assign its rights, duties and obligations hereunder to Parent or an affiliate of Buyer or Parent without the Company's or the Shareholders' consent.

            Section 7. Construction. All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

            Section 8. Imputed Knowledge. Anywhere in this Agreement where it refers to the "knowledge of" the Company, or words of similar import, the knowledge of the Shareholder and the officers and directors of the Company shall be imputed to be the knowledge of the Company. Anywhere in this Agreement where it refers to the "knowledge of" the Buyer or the Parent, or words of similar import, the knowledge of Leonard J. Fassler shall be imputed to be the knowledge of the Buyer and the Parent, respectively.

            Section 9. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

            If to the Company:  GEN International, Inc.
                                1000 112th N. Circle Road, Suite 800
                                St. Petersburg, Florida

                                      Copy to:

                                Thomas P. McNamara, Esq.
                                2909 Bay to Bay Blvd., Suite 309
                                Tampa, Florida 33629

            If to the Buyer:    Sage Networks Acquisition Corp.
                                215 First Street
                                Cambridge, Massachusetts 02142

                                      Copy to:

                                Bruce S. Klein, V.P. and General Counsel
                                11 Martine Avenue
                                White Plains, New York 10606
                                     and

                               McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P. 11 Martine Avenue
                               White Plains, New York 10606
                               Attn: Howell Bramson, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

            [SIGNATURE PAGE OF ASSET PURCHASE AGREEMENT BETWEEN SAGE
          NETWORKS ACQUISITION CORP. AND GEN INTERNATIONAL, INC. DATED
                              SEPTEMBER 16, 1998]

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              SAGE NETWORKS ACQUISITION CORP.


                              By: /s/ Leonard J. Fassler
                                 --------------------------------
                                 Leonard J. Fassler, President



                              GEN INTERNATIONAL, INC.


                              By: /s/ Thomas Heimann
                                 --------------------------------
                                 Thomas Heimann, Chief Executive
                                 Officer and Vice-President



                              SHAREHOLDER:


                              /s/ Thomas Heimann
                              -----------------------------------
                              Thomas Heimann

DESCRIPTION OF EXHIBITS:

Exhibit A   -- Basic Provisions

Exhibit B   -- Ownership of Capital Stock of the Company; Description of Capital
               Stock; Officers; Directors; Trade Names; Jurisdictions

Exhibit C-1 -- Forms of Business Agreements with Customers

Exhibit C-2 -- Summary of Oral Business Agreements and Vendor/Service Provider
               and Other Agreements

Exhibit C-3 -- Leases

Exhibit C-4 -- Claims of Disputes Under Business Agreements

Exhibit C-5 -- Consents to Transfer or Assign Not Obtained

Exhibit D   -- [INTENTIONALLY DELETED]

Exhibit E   -- Tangible Assets

Exhibit F   -- Intellectual Property

Exhibit G   -- Customer List and Related Information

Exhibit G-1 -- Customer Terminations

Exhibit H   -- Financial Statements

Exhibit I   -- Bad Debts and Tax Liabilities of the Company

Exhibit J   -- Assumed Liabilities

Exhibit K   -- Existing Employment Agreements, Labor or Collective Bargaining
               Agreements, Employee Benefit or Welfare Plans, Description of Employees

Exhibit L   -- Excluded Assets

Exhibit M   -- Liens; Encumbrances




In accordance with Item 601(b)(2) of Regulation S-K all exhibits other than Exhibit A have been omitted. The Company hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                                   EXHIBIT A
                                       TO
                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                        SAGE NETWORKS ACQUISITION CORP.
                                      AND
                            GEN INTERNATIONAL, INC.



BASIC PROVISIONS

1.  Name of Buyer:  Sage Networks Acquisition Corp.

2.  Names of Companies and Jurisdictions of Incorporation:

                                               Jurisdiction of
Company                                         Incorporation                Offices
-------                                        ---------------               -------
a) GEN International, Inc. (the "Company")          Florida          1000 112 N. Circle Rd.
                                                                     Suite 800
                                                                     St. Petersburg, FL 33716

b) Global Entrepreneurs Network, Inc.               Florida          1000 112 N. Circle Rd.
                                                                     Suite 800
                                                                     St. Petersburg, FL 33716

c) Gen Network Operations Center, Inc.              Florida          N/A

d) International Management Agency, Inc.            Florida          100 N. Tampa St.
                                                                     Suite 1950
                                                                     Tampa, Florida 33602


3.  Authorized Officers of the Company:
    a)  Thomas Heimann; Director, CEO, Vice-President and Treasurer

    b)  Brian McHugh; Director, President and COO

4.   MAJORITY SHAREHOLDER OF THE COMPANY:

     a) Virtual Ventures, Ltd. owns 24,100,000 shares

     b) Address:  2-5 Old Bond Street, Suite 3-C
                  London, W1X3TB
                  UK

5.   TOTAL AUTHORIZED SHARES OF THE COMPANY:

     a) 50,000,000 shares of Common stock (no par value)

     b) 10,000,000 shares of Preferred Stock--Series A Convertible (non-voting)(no par value)

6.   TOTAL OUTSTANDING SHARES OF THE COMPANY:

     a) 37,589,706 shares of common stock

     b) 175,000 shares of Preferred Stock (non-voting)

7.   PURCHASE PRICE:  $455,000

8.   COMPANY AND SHAREHOLDER'S BROKER--None

9.   BUYER'S BROKER: Am-Tech Associates

10.  ESCROW AGENT:  McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P.
                    Attorneys for Buyer
                    11 Martine Ave.
                    White Plains, NY 10606